Exhibit 99.1

Ideanomics Reports Q3 2019 Financial Results

-	Revenue for the quarter ended September 30, 2019 was $3.1 million
-	MEG commercial EV segment delivered 4127 taxis, as part of larger order, paving the way for continuing growth and profitability for the commercial EV operations
-	Taxis are one of four commercial EV market segments, which includes big ticket areas of heavy duty/off the road trucks, last mile logistic vehicles, and buses and coaches. Introduction of umbrella financing deals in Q4 for Q1 2020 rollout is part of plan to prepare for anticipated revenue growth from Q2 2020 onwards
-	Q3 2019 EPS: $(0.11) loss - due to extraordinary non-cash items such as stock options costs and demolition and remediation costs of Fintech Village. These one-off adjustments are not related to ongoing operations
-	The company will start to sell non-core assets and past investments to realize value from non-core assets and enable focus on MEG and Financial Services business units

New York, NY, Thursday, November 14, 2019 – Ideanomics, Inc. (Nasdaq: IDEX) has today announced its 2019 Q3 operating results for the period ended September 30, 2019 (a full copy of the Company's quarterly report on Form 10-Q will be available at www.sec.gov).

Conference Call: Ideanomics’ management, including Alf Poor (Chief Executive Officer), Conor McCarthy (Chief Financial Officer) and Tony Sklar (VP of Communications and Head of Investor Relations), will host live the earnings release conference call at 8:30 am ET, Thursday, November 14, 2019 (9:30pm Thursday November 14, 2019 Singapore).

To join the webcast, please visit the 'Events & Presentations' section of the Ideanomics corporate website (http://www.ideanomics.com/), or Dial-in Number: (Toll-Free US & Canada): 877-407-3107 or 201-493-6796; for China: +86-400-120-2840. Time permitting, Ideanomics management will answer questions during the live Q&A session.

A replay of the earning call will be available soon after the conclusion of the event.

Ideanomics Third Quarter 2019 Operating Results

Revenue for the three months ended September 30, 2019 was $3.1 million as compared to $43.7 million for the same period in 2018, a decrease of approximately $40.6 million, or 93%. The decrease was mainly due to a change to our business focus from logistics management to Electric Vehicles and Fintech businesses.  Our business strategy and the primary goal for entering the crude oil and electronic trading businesses was to learn about the needs of buyers and sellers in these industries that rely heavily on the shipment of goods. Our activities in the crude oil trading and electronic trading business have been successful in various aspects in 2018, and for strategic reasons we have now phased out of our crude oil trading business and electronics trading business so that we can work towards enabling the application of our Fintech Ecosystem for other useful cases that we have identified.

Cost of revenues was approximately $0.2 million for the three months ended September 30, 2019, as compared to $42.8 million for the three months ended September 30, 2019, a decrease of approximately $42.6 million, or 99%. From a comparability perspective, the cost of revenue during 2018 is not necessarily indicative of the Electric Vehicles and Fintech businesses in 2019. The cost of revenue during 2018 was primarily associated with the logistics management business (oil trading and electronics trading), which traditionally has a very high cost of revenue and low gross margin, while the cost of revenue during the third quarter of 2019 is primarily associated with subsidiaries including Grapevine and DBOT.

Our gross profit for the three months ended September 30, 2019 was approximately $2.9 million, as compared to $0.9 million during the same period in 2018, representing an increase of 231%. The gross profit ratio for the three months ended September 30, 2019 was 92%, as compared to 2% during the same period in 2018.

Selling, general and administrative expenses for the three months ended September 30, 2019 was $7.8 million as compared to $4.3 million for the same period in 2018, an increase of approximately $3.5 million or 79%. Majority of the increase was due to:

-	an increase of $2.6 million in share-based compensation expense primarily related to the stock options granted to employees and directors during Q1 2019;
-	an increase of $0.3 million in office related expenses; and
-	an increase of $0.3 million in insurance expenses

Professional fees are generally related to public company reporting and governance expenses as well as legal fees related to business transition and expansion. Our professional fees for the three months ended September 30, 2019 was $1.4 million as compared to $1.9 million for the same period in 2018, a decrease of approximately $0.5 million. The decrease was related to a decrease in legal, valuation, audit and tax as well as fees associated with continuing to build out our technology ecosystem and establishing strategic partnerships and M&A activity as part of this technology ecosystem.

Net loss per share for the quarter ended September 30, 2019 was $(0.11) per share, as compared to a loss per share for the same period in 2018 of $(0.10) per share. As of September 30, 2019, the company had cash of $1.7 million, total assets of $164.8 million, total liabilities of $47.3 million and total equity of $116.2 million.

About Ideanomics

Ideanomics is a global Financial Technology (Fintech) company for transformative industries. Ideanomics combines deal origination and enablement with the application of technologies such as artificial intelligence, blockchain, and others as part of the next- generation of smart financial services. Our projects in New Energy Vehicle markets, Fintech, and advisory services provide our customers and partners better efficiencies, technologies, and access to global markets.

Ideanomics, through its investments, along with its partners curate innovation around the globe through hubs and centers that foster a pipeline of technological excellence in cleantech, fintech, tradetech, agritech, regtech, insuretech, playtech, healthtech, cyber security, and more.

The company is headquartered in New York, NY, and has offices in Beijing, China. It also has a planned global center for Technology and Innovation in West Hartford, CT, named Fintech Village.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties, and include statements regarding our intention to transition our business model to become a next-generation financial technology company, our business strategy and planned product offerings, our intention to phase out our oil trading and consumer electronics businesses, and potential future financial results. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of risks and uncertainties, such as risks related to: our ability to continue as a going concern; our ability to raise additional financing to meet our business requirements; the transformation of our business model; fluctuations in our operating results; strain to our personnel management, financial systems and other resources as we grow our business; our ability to attract and retain key employees and senior management; competitive pressure; our international operations; and other risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on the SEC website at www.sec.gov.. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Investor Relations and Media Contact

Tony Sklar, VP of Communications

55 Broadway, 19th Floor New York, New York 10006

Email: ir@ideanomics.com

www.ideanomics.com

Tel: +1.212.206.1216

IDEANOMICS, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$1,686,596	$3,106,244
Accounts receivable, net	2,941,245	19,370,665
Licensed content, current	-	16,958,149
Prepayments	1,013,384	2,042,041
Other current assets	2,371,913	3,594,942
Total current assets	8,013,138	45,072,041
Property and equipment, net	14,504,993	15,029,427
Intangible assets, net	81,960,331	3,036,352
Goodwill	10,028,073	704,884
Long-term investments	42,159,313	26,408,609
Operating lease right of use assets	6,845,031	-
Other non-current assets	1,252,797	3,983,799
Total assets	$164,763,676	$94,235,112

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND EQUITY
Current liabilities: (including amounts of the consolidated VIEs without recourse to Ideanomics, Inc. See Note 4)
Accounts payable	$1,543,291	$19,265,094
Deferred revenue	458,894	405,929
Amount due to related parties	2,565,812	800,822
Other current liabilities	9,141,870	5,321,697
Current portion of operating lease liabilities	912,271	-
Convertible promissory note due to related parties	1,288,032	4,140,055
Total current liabilities	15,910,170	29,933,597
Deferred tax liabilities	-	513,935
Asset retirement obligations	6,392,500	8,000,000
Convertible promissory note due to related parties – long term	3,000,000	-
Convertible note - long term	12,627,531	11,313,770
Promissory note - long term	3,000,000	-
Operating lease liability-long term	6,329,533	-
Total liabilities	47,259,734	49,761,302
Commitments and contingencies (Note 18)
Convertible redeemable preferred stock:
Series A - 7,000,000 shares issued and outstanding, liquidation and deemed liquidation preference of $3,500,000 as of September 30, 2019 and December 31, 2018	1,261,995	1,261,995
Equity:
Common stock - $0.001 par value; 1,500,000,000 shares authorized, 132,696,071 shares and 102,766,006 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	132,696	102,765
Additional paid-in capital	255,737,318	195,779,576
Accumulated deficit	(138,468,441)	(149,975,302)
Accumulated other comprehensive loss	(1,557,346)	(1,664,598)
Total IDEX shareholder’s equity	115,844,227	44,242,441
Non-controlling interest	397,720	(1,030,626)
Total equity	116,241,947	43,211,815
Total liabilities, convertible redeemable preferred stock and equity	$164,763,676	$94,235,112

IDEANOMICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,		September 30,	September 30,
	2019	2018		2019	2018
Revenue from third parties	$249,512	$43,707,937		$949,384	$362,628,296
Revenue from related party	2,854,178	-		43,554,178	-
Total revenue	3,103,690	43,707,937		44,503,562	362,628,296
Cost of revenue from third parties	243,360	42,844,876		750,290	115,729,433
Cost of revenue from related parties	-	-		466,894	244,110,132
Gross profit	2,860,330	863,061		43,286,378	2,788,731

Operating expenses:
Selling, general and administrative expense	7,769,503	4,333,259		18,442,280	16,861,425
Research and development expense	-	667,416		-	1,393,025
Professional fees	1,388,842	1,927,431		3,918,461	3,280,729
Impairment of property and equipment	2,298,887	-		2,298,887	-
Depreciation and amortization	806,481	291,512		1,420,480	314,737
Total operating expense	12,263,713	7,219,618		26,080,108	21,849,916

Income (loss) from operations	(9,403,383)	(6,356,557)		17,206,270	(19,061,185)

Interest and other income (expense)
Interest expense, net	(639,395)	(145,610)		(1,955,476)	(201,782)
Equity in loss of equity method investees	(40,369)	(13,882)		(606,390)	(44,316)
Gain on disposal of subsidiaries	1,057,363	-		1,057,363	-
Loss on remeasurement of DBOT investment	(3,178,702)	-		(3,178,702)	-
Other	(99,997)	(925,771)		(155,946)	(558,271)
Income (loss) before income taxes and non-controlling interest	(12,304,483)	(7,441,820)		12,367,119	(19,865,554)

Income tax benefit	-	-		513,935	-

Net income (loss)	(12,304,483)	(7,441	z,820)	12,881,054	(19,865,554)

Net (income) loss attributable to non-controlling interest	(1,407,384)	254,973		(1,374,193)	637,314

Net income (loss) attributable to IDEX common shareholders	$(13,711,867)	$(7,186,847)		$11,506,861	$(19,228,240)

Earnings (loss) per share
Basic	$(0.11)	$(0.10)		$0.10	$(0.27)
Diluted	$(0.11)	$(0.10)		$0.10	$(0.27)

Weighted average shares outstanding:
Basic	127,609,748	74,063,495		113,964,933	71,574,303
Diluted	127,609,748	74,063,495		118,319,893	71,574,303